News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for August 2026

DALLAS, Texas, August 21, 2026 Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest (the “Unit Holders”) due to excess production costs incurred during prior periods for the Trust’s royalty interest burdening the subject interests (“Subject Interests”), as well as continued low natural gas pricing. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. The balance of cumulative excess production costs is currently approximately $11,430,832 gross ($8,573,124 net to the Trust), an increase in the deficit of $1,803,903 gross ($1,352,927 net to the Trust) from last month’s reporting period. Hilcorp will continue to charge the balance of excess production costs to the Trust’s net proceeds each month. Until the balance is paid in full, the Trust will not receive royalty income as all net proceeds will be applied to the balance of excess production costs. No cash distributions will be made by the Trust until future net proceeds are sufficient to (a) repay the balance of excess production costs, accrued as a result of Hilcorp San Juan L.P.’s drilling of two new horizontal wells in 2024, (b) replenish a reserve in the amount of $2,000,000, and (c) repay the principal and interest on the Trust’s line of credit at Texas Bank (“Line of Credit”), after which time, the Trust will resume distributions of the royalty income to the holders of the Trust’s units of beneficial interest.

Hilcorp reported $3,181,295 of total revenue from the Subject Interests for the production month of June 2026, consisting of $2,843,843 of gas revenues, and $337,452 of oil revenues.

For the Subject Interests, Hilcorp reported $4,974,373 of production costs (excluding the balance of excess production costs) for the production month of June 2026, consisting of $2,921,477 of lease operating expenses, $169,415 of severance taxes, and $1,883,481 of capital costs.

Based upon information provided to the Trust by Hilcorp, gas volumes for the Subject Interests for June 2026 totaled 1,950,221 Mcf (2,166,912 MMBtu), as compared to 2,083,334 Mcf (2,314,816 MMBtu), for May 2026. Dividing gas revenues by production volume yielded an average gas price for June 2026 of $1.46 per Mcf ($1.31 per MMBtu), an increase of $0.23 per Mcf ($0.20 per MMBtu) as compared to the average gas price for May 2026 of $1.23 per Mcf ($1.11 per MMBtu).

This month’s Trust administrative expenses totaled $32,003. The decrease in administrative expenses was attributable to differences in timing of the receipt and payment of certain expenses by the Trust. Interest income in the amount of $17 and a draw of $31,986 from the Line of Credit will be used to pay the balance of Trust administrative expenses for the month of August which will bring the outstanding principal balance on the Line of Credit to $1,030,794.

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. Cash reserves were utilized to pay interest accrued on the Line of Credit each month from July 2025 through May 2026. The balance of cash reserves maintained by the Trust is unchanged from the prior month, and is currently $3,891.

Hilcorp reported to the Trust that five of the nine vertical wells previously included in Hilcorp’s 2026 development plan for the Subject Interests have been removed from Hilcorp’s current plan due to changes in Hilcorp’s drilling schedule, representing approximately $450,000 of total capital expenditures from the initial budget. Hilcorp further advised that, of the remaining four wells, one is in progress, two have been completed, and one is awaiting third-party connection and flow.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with

Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by the Trust’s professional consultants and outside counsel to analyze compliance with all the underlying operative Trust agreements and evaluate potential remedies in the event there is suspected non-compliance.

As of July 21, 2025, the Trust self-publishes monthly press releases on its website, www.sjbrt.com, and the release will not be included in any wire distribution. The self-publication is due to the depletion of the Trust’s cash reserves and conservation of the Line of Credit resources. The Trust will continue to furnish unitholders with information through its website and Form 8-K filings with the Securities and Exchange Commission, which are available at www.sec.gov. If anyone would like to receive the press release via email, please contact the Trustee to be placed on the monthly press release email list.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Argent Trust Company, Trustee
Nancy Willis, Director of Royalty Trust Services
Toll-free: (855) 588-7839
Fax: (214) 559-7010
Website: www.sjbrt.com
Email: trustee@sjbrt.com